UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2011

Argo Group International Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Argo House 110 Pitts Bay Road Pembroke HM 08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, Including Zip Code, of Principal Executive Offices)	(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)             On March 10, 2011, the Company entered into an employment agreement (the “Agreement”) with Barbara C. Bufkin, the Company’s Executive Vice President, Business Development. The Agreement terminates on March 15, 2014 (the “Termination Date”). The Agreement provides that Ms. Bufkin will receive an annualized base salary of $400,000 less applicable withholdings and deductions (the “Base Salary”). The Human Resources Committee of the Company’s Board of Directors will review the Base Salary annually and may increase (but not decrease) the Base Salary. The Human Resources Committee will determine any annual bonus to which Ms. Bufkin may be entitled. She also is entitled to participate in any equity plans which may be established by the Company.

In the event that the Company terminates Ms. Bufkin for Cause (as defined in the Agreement) she will receive her Base Salary and any benefits accrued as of the date of termination, and she will not be entitled to any other benefits except as required by law.

In the event that Ms. Bufkin terminates the Agreement for Good Reason (as defined in the Agreement) or the Company terminates Ms. Bufkin without Cause, Ms. Bufkin will continue to receive her Base Salary accrued through the Termination Date (as defined in the Agreement) and any bonus that has been allocated or awarded to her for a calendar year or other measuring period under the Bonus Plan (as defined in the Agreement) that ends prior to the Termination Date but has not yet been paid and any benefits accrued as of the date of termination, along with any bonus Fully-Earned (as defined in the Agreement) and all unvested options and restricted stock will remain in force. In addition, Ms. Bufkin will be entitled to receive a payment equal to two times her Base Salary if a Change of Control (as defined in the Agreement) has occurred (or is reasonably expected to occur) or a payment equal to her Base Salary if a Change of Control has not occurred. Ms. Bufkin shall also be eligible for continuation of participation in all health and medical plans or programs in which she was participating as of the Termination Date (and at the Company’s expense to the extent such portion of Ms. Bufkin’s premiums was paid by the Company immediately prior to the Termination Date) until she obtains reasonably equivalent coverage and benefits from a subsequent employer or for eighteen months from the Termination Date, whichever is earlier. The Agreement also provides for payments under the Agreement to be reduced, to the extent doing so would not reduce Ms. Bufkin’s aggregate (after tax) payments and benefits under the Agreement, so that no portion of such payments will be subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

The Agreement contains certain confidentiality provisions and prohibits Ms. Bufkin from competing with the Company or soliciting its customers or employees for the one-year period following her termination; provided that certain restrictions on competition will terminate if Ms. Bufkin is terminated without Cause or terminates the Agreement for Good Reason.

The Company and Ms. Bufkin also entered into a letter agreement, dated March 10, 2011 (the “Letter Agreement”). The Letter Agreement provides for Ms. Bufkin to receive a one-time $400,000 cash signing bonus, which will be partially repaid to the Company in the amounts set forth in the Letter Agreement if Ms. Bufkin terminates the Agreement other than for Good Reason or if she is terminated for Cause on or before the Termination Date, and a grant of 9,615 restricted shares that vest ratably over three years. The Letter Agreement also provides Ms. Bufkin with a cost of living allowance of up to $25,000 per year as long as she is living outside of the United States during the term of the Agreement.

Copies of the Agreement and the Letter Agreement are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summary of the terms and conditions of the Agreement and the Letter Agreement is qualified in its entirety by reference to Exhibit 10.1 and Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Executive Employment Agreement, effective as of March 10, 2011, between Argo Group International Holdings, Ltd. and Barbara C. Bufkin

10.2	Letter Agreement, dated March 10, 2011, between Argo Group International Holdings, Ltd. and Barbara C. Bufkin

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

	By:	/s/ Jay S. Bullock
Dated: March 11, 2011		Name:	Jay S. Bullock
		Title:	Executive Vice President and Chief Financial Officer